Exhibit 10.29

AMENDED AND RESTATED

GENWORTH FINANCIAL, INC.

RETIREMENT AND SAVINGS RESTORATION PLAN

Approved July 20, 2005

As Amended November 3, 2006

INTRODUCTION

The Genworth Financial, Inc. Retirement and Savings Restoration Plan is a non-qualified deferred compensation plan established and maintained solely for the purpose of providing a select group of highly-compensated and management employees with matching contributions that they are precluded from receiving under the Genworth Financial, Inc. Retirement and Savings Plan as a result of limitations imposed under Internal Revenue Code Sections 401(a)(17) [$225,000 for 2007] and 415 [$45,000 for 2007].

The Genworth Financial, Inc. Board of Directors has determined that the benefits to be paid under this Plan constitute reasonable compensation for the services rendered and to be rendered by eligible employees.

SECTION I

DEFINITIONS

Whenever used in the Plan, the following terms shall have the meanings set forth below unless otherwise expressly provided. Wherever used, the masculine pronoun shall be deemed to refer either to a male or female, and the singular shall be deemed to refer to the singular or plural, as appropriate by context.

1.1 Account. The bookkeeping account maintained under the Plan for each Participant by the Company to record his Matching Contribution Credits plus earnings and losses thereon.

1.2 Beneficiary. The person(s) or entity designated by the Participant to receive his benefits under the Plan in the event of his death.

1.3 Code. Internal Revenue Code of 1986, as amended.

1.4 Committee. The Benefits Committee appointed by the Board to be responsible for the Plan and its administration.

1.5 Company. Genworth Financial, Inc.

1.6 Compensation. Eligible Pay as defined in the Savings Plan feature of the Qualified Plan in excess of the Code Section 401(a)(17) limits paid to an Eligible Employee by the Company during each calendar year.

1.7 Effective Date. The date General Electric Company’s ownership of the Company falls below 50%.

1.8 Employee. A person receiving eligible pay from the Company or an affiliate that participates in the Plan.

1.9 Matching Contribution Credits. Contribution amounts credited to a Participant’s Account pursuant to Section 3.1.

1.10 Participant. An Executive Employee who:

(i) is assigned to salary band 1 by the Company;

(ii) has elected to make at least a 5% Pre-Tax Contribution to the Qualified Plan during an entire Plan Year; and

(iii) has contributions under the Qualified Plan limited because of Code Section 401(a)(17) or Code Section 415, as adjusted from time to time.

Notwithstanding the foregoing, effective as of the closing date of the Company’s acquisition of AssetMark Investment Services, Inc. (the “Closing Date”) through the Plan Year ending December 31, 2009, current

Employees of AssetMark Investment Services, Inc. (“AssetMark”) on the Closing Date and individuals hired directly by AssetMark after the Closing Date shall not be eligible to participate. Employees who are employed by the Company as of the Closing Date and later are transferred to AssetMark shall retain their eligibility to participate, provided they continue to meet the requirements of this section. Effective January 1, 2010, Employees of AssetMark shall be eligible to participate on the same basis as Company Employees.

1.11 Plan. The Genworth Financial, Inc. Retirement and Savings Restoration Plan.

1.12 Plan Year. The initial Plan Year is from the Effective Date to December 31, 2005. Thereafter, the Plan Year will be the calendar year.

1.13 Pre-Tax Contribution Election. The election made by a Participant under the Qualified Plan to contribute a portion of Compensation on a pre-tax basis to the Qualified Plan.

1.14 Qualified Plan. The Genworth Financial, Inc. Retirement and Savings Plan, as amended from time to time.

SECTION II

ELIGIBILITY/PARTICIPATION

2.1 In General. An eligible Employee shall become a Participant in the Plan as of the date he makes an initial Pre-Tax Contribution Election electing to make at least a 5% Pre-Tax Contribution under the Qualified Plan. The Committee shall have sole discretion in determining an Employee’s eligibility for and inclusion in this Plan.

2.2 Termination of Participation. Contributions shall cease upon a Participant’s termination of employment or if the Participant ceases to be an eligible Employee. Notwithstanding the foregoing, a vested Participant who has terminated employment remains a Participant until all of his Plan benefits have been paid.

2.3 Change in Status. If a Participant ceases to be an eligible Employee but continues to be employed by the Company, then Matching Contribution Credits on his behalf under this Plan shall be suspended.

SECTION III

RESTORATION BENEFITS

3.1 Matching Contribution Credits. Each Participant shall be credited for each Plan Year with the amount of the match under the Qualified Plan that was reduced due to the Code Section 401(a)(17) or 415 limits. Matching Contribution Credits will be discontinued while a Participant is on long-term disability or if a Participant is receiving severance payments. Effective January 1, 2007, the annual matching contribution credit per participant shall in no event exceed $80,000.

3.2 Timing of Company Contributions. As soon as administratively possible after the end of the Plan Year, each Participant’s Account will be credited with Matching Contributions as provided in Section 3.1 above.

3.3 Participant Contributions. A Participant is not required or permitted to make contributions to the Plan.

3.4 Vesting. Each Participant shall become 100% vested in his Account upon the attainment of age 60, disability, death or executive separations as approved by the Company’s Management Development and Compensation Committee (“MDCC”). If the Participant terminates employment with the Company or an affiliate before age 60 for any reason other than death, disability or executive separations as approved by the Company’s

MDCC, his Account will be forfeited. For purposes of this Plan, disability will be determined in accordance with the Company’s long-term disability plan. Notwithstanding the foregoing, a Participant shall become 100% vested in his Account upon a “Qualified Termination” following a Change of Control, as defined in the Genworth Financial, Inc. 2005 Change of Control Plan, as may be amended from time to time. In the event of a business disposition, as determined by the Committee, the Committee may provide that any Participant terminated due to a given disposition shall become 100% vested, notwithstanding the Participant's age, provided he or she was an eligible Employee with a minimum of ten years of service as of the preceding December 31 and satisfies any other conditions established by the Committee with respect to a given business disposition.

3.5 Earnings on Accounts. The rate of return credited to each Participant’s Account will mirror the rate of return based on one or more of the investment options offered under the Qualified Plan, as determined by the Committee. As soon as administratively feasible following a Participant’s severance of service, no further earnings (or losses) will accrue.

3.6 Benefits to Minors and Incompetents.

(a) If any person entitled to receive payment under the Plan is a minor, the Company shall pay the amount directly to the minor, to a guardian of the minor, or to a custodian selected by the Company under the appropriate Uniform Transfers to Minors Act.

(b) If a person who is entitled to receive payment under the Plan is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless a previous claim has been made by a duly qualified committee or other legal representative), the payment may be made to the person’s spouse, son, daughter, parent, brother, sister or other person deemed by the Company to have incurred expense for the person otherwise entitled to payment. The Company may not be compelled to select any method that it does not deem to be in the best interest of the distributees.

SECTION IV

PARTICIPANT ACCOUNTS

4.1 Participant Accounts. The Company shall maintain, or cause to be maintained, records for each Participant showing the amounts credited from time to time to his Account.

SECTION V

PAYMENT OF RESTORATION BENEFITS

5.1 Commencement of Benefits. Benefits under this Plan shall commence following the Participant’s severance from service with the Company or an affiliate, but for “Key Employees” as defined under Code Section 409A, in no event shall benefits commence earlier than six months following such Participant’s severance from service date. In no event will benefits commence earlier than age 60 for any reason. Benefits due as a result of the Participant’s death shall be paid to the Participant’s Beneficiary. The six-month period will not apply in the event of death of the Participant. For purposes of this Plan, disability will be determined in accordance with the Company’s long-term disability plan. In the event of disability, benefits shall commence no sooner than twelve months after the Participant’s last day worked due to an approved disability leave.

5.2 Method of Payment.

(a) Account Balance under $50,000. If the Participant’s Account balance is less than $50,000, his benefit shall be distributed to him (or his Beneficiary, if applicable) in a lump sum in cash. Subject to the provisions of this Section, the Participant will receive an initial distribution of his Account balance following his severance from service date on or after attaining age 60, based upon his Account balance as of the most recent annual Company contribution described in Section III and then a subsequent final distribution following the final Company contribution for the Participant’s partial year of employment up to his severance from service date (final eligibility period).

(b) Account Balance of $50,000 or more. If the Participant’s Account balance is $50,000 or greater, his benefit shall be distributed to him (or his Beneficiary, if applicable) in substantially equivalent annual installment payments over a ten-year period The Participant’s Account balance will not remain subject to market risk associated with the mirrored investment options as described in Section 3.5 during the ten-year installment payment period.

(c) Determination Date. The Participant’s account balance the day following the annual Company contribution described in Section III immediately preceding his severance from service date will shall be used as a basis for determining the applicability of payment options (a) or (b) above.

SECTION VI

BENEFICIARY

6.1 Designation of Beneficiary. A Participant may, in the manner determined by the Committee, designate a Beneficiary and one or more contingent Beneficiaries to receive any benefits which may be payable under the Plan upon his death. A Participant may revoke or change any designation made under this Section 6.1 in the manner determined by the Committee. If a Participant fails to designate a Beneficiary, the payment of benefits under the Plan on account of his death shall be governed by the beneficiary elections designated by the Participant under the Qualified Plan. If no designation has been made under the Qualified Plan, benefits will be paid to the Participant's spouse, if married, or to his estate, if single.

SECTION VII

TAXES

7.1 Withholding Taxes. All payments under the Plan shall be subject to and net of amounts sufficient to satisfy all applicable federal, state, or local income and payroll withholding tax requirements. The Participant's share of Social Security and Medicare ("FICA") taxes will be paid in accordance with Code requirements, and the Participant's share of FICA taxes will be paid by payroll deduction, from his or her benefit under the Plan, or other appropriate method, as agreed to by the parties.

SECTION VIII

ADMINISTRATION

8.1 Administration. This Plan shall be administered by the Committee, which shall have complete authority in its sole discretion to make, amend, interpret and enforce rules and regulations for the administration of this Plan and decide or resolve in its sole discretion any and all questions which may arise in connection with this Plan. The Committee may delegate certain of its duties to one or more Employees or to a separate committee appointed by the Committee.

8.2 Employment of Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit and may, from time to time, consult with counsel, including counsel to the Company.

8.3 Decisions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of this Plan and the rules and regulations hereunder shall be final and conclusive and binding upon all persons having any interest in this Plan.

SECTION IX

AMENDMENT AND TERMINATION

9.1 Amendment or Termination. The Committee reserves the right, by written resolution, to amend, modify or terminate, either retroactively or prospectively, any or all of the provisions of this Plan; provided, however, that no such action on its part shall adversely affect the rights of a Participant, or beneficiaries without the consent of such Participant (or beneficiaries, if the Participant is deceased) with respect to any benefits accrued under this Plan prior to the date of such amendment, modification or termination of the Plan if the Participant has at that time a non-forfeitable right to benefits under Section 3.3 of this Plan.

SECTION X

GENERAL CONDITIONS

10.1 Funding. The benefits payable under this Plan shall be paid by the Company out of its general assets and shall not be funded in any manner. The obligations that the Company incurs under this Plan shall be subject to the claims of the Company’s other creditors having priority as to the Company’s assets.

10.2 Assignment. Except as to withholding of any tax under the laws of the United States or any state or locality, no benefit payable at any time hereunder shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefit, whether currently or thereafter payable hereunder, shall be void.

10.3 No Contract of Employment. No employee and no other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the employment of the Company. The right and power of the Company to dismiss or discharge any employee is expressly reserved.

10.4 Terms. All terms used in this Plan which are defined in the Qualified Plan shall have the same meaning herein as therein, unless otherwise expressly provided in this Plan.

10.5 Plan Provisions Govern. The rights under this Plan of a Participant who leaves the employment of the Company at any time and the rights of anyone entitled to receive any payments under this Plan by reason of the death of such Participant, shall be governed by the provisions of this Plan in effect on the date such Participant leaves the employment of the Company, except as otherwise specifically provided in this Plan.

10.6 Governing Law. The law of the Commonwealth of Virginia shall govern the construction and administration of this Plan, to the extent not pre-empted by federal law.

10.7 Compliance with Code Section 409A. To the extent applicable, this Plan is intended to comply with Section 409A of the Code, and the Committee shall interpret and administer the Plan in accordance therewith. In addition, any provision, including, without limitation, any definition, in this Plan document that is determined to violate the requirements of Section 409A of the Code shall be void and without effect and any provision, including, without limitation, any definition, that is required to appear in this Plan document under Section 409A of the Code that is not expressly set forth shall be deemed to be set forth herein, and the Plan shall be administered in all respects as if such provisions were expressly set forth. In addition, the timing of certain payment of benefits provided for under this Plan shall be revised as necessary for compliance with Section 409A of the Code.